SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2003

Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-49992 (Commission File Number)	82-0543156 (I.R.S. Employer Identification No.)

4211 South 102nd Street Omaha, Nebraska (Address of principal executive offices)	68127 (Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On December 3, 2003, TA Associates, Inc. adopted a stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the plan, certain entities affiliated with TA Associates, Inc. propose to sell up to 11 million shares of the Registrant’s common stock in open market transactions from January 13, 2004 to July 19, 2004. The quantity of shares to be sold will depend on the market price of the Registrant’s common stock. The minimum sale price is $12.16 per share, which was the net public offering price in a secondary offering of approximately 43.1 million shares completed in November 2003.

Entities affiliated with TA Associates, Inc. currently own approximately 32 million shares of the Registrant’s common stock, representing approximately 7.6 percent of the Registrant’s common shares outstanding. Assuming all the shares covered by the plan are sold, entities affiliated with TA Associates, Inc. will own approximately 21 million shares of the Registrant’s common stock.

C. Kevin Landry, Managing Director and Chief Executive Officer of TA Associates, Inc., will continue to serve as a member of the Registrant’s Board of Directors.

Limitation of Incorporation by Reference

In accordance with the general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 4, 2003	AMERITRADE HOLDING CORPORATION

By:	/s/ John R. MacDonald John R. MacDonald Executive Vice President, Chief Financial Officer and Treasurer

3